Calculation of Filing Fee Tables
N-2
Bain Capital Specialty Finance, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, $0.001 par value per share	Other				0.0001531	$ 0.00
Fees to be Paid	2	Equity	Preferred Stock, $0.001 par value per share	Other				0.0001531	$ 0.00
Fees to be Paid	3	Other	Warrants	Other				0.0001531	$ 0.00
Fees to be Paid	4	Equity	Subscription Rights	Other				0.0001531	$ 0.00
Fees to be Paid	5	Debt	Debt Securities	Other				0.0001531	$ 0.00
Fees to be Paid	6	Other	Units	Other				0.0001531	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	(3) Subject to Note 1 above, there is being registered hereunder an indeterminate number of shares of common stock, preferred stock, warrants or subscription rights as may be sold, from time to time. Warrants represent rights to purchase common stock, preferred stock or debt securities. Subscription rights represent rights to purchase common stock. (4) Includes such indeterminate number of shares of common stock or preferred stock as may, from time to time, be issued upon conversion or exchange of other securities registered hereunder, to the extent any such securities are, by their terms, convertible or exchangeable for common stock or preferred stock.

[2]	(3) Subject to Note 1 above, there is being registered hereunder an indeterminate number of shares of common stock, preferred stock, warrants or subscription rights as may be sold, from time to time. Warrants represent rights to purchase common stock, preferred stock or debt securities. Subscription rights represent rights to purchase common stock. (4) Includes such indeterminate number of shares of common stock or preferred stock as may, from time to time, be issued upon conversion or exchange of other securities registered hereunder, to the extent any such securities are, by their terms, convertible or exchangeable for common stock or preferred stock.

[3]	(3) Subject to Note 1 above, there is being registered hereunder an indeterminate number of shares of common stock, preferred stock, warrants or subscription rights as may be sold, from time to time. Warrants represent rights to purchase common stock, preferred stock or debt securities. Subscription rights represent rights to purchase common stock.

[4]	(3) Subject to Note 1 above, there is being registered hereunder an indeterminate number of shares of common stock, preferred stock, warrants or subscription rights as may be sold, from time to time. Warrants represent rights to purchase common stock, preferred stock or debt securities. Subscription rights represent rights to purchase common stock.

[5]	(5) Subject to Note 1 above, there is being registered hereunder an indeterminate principal amount of debt securities as may be sold, from time to time.

[6]	(6) Subject to Note 1 above, there is being registered hereunder an indeterminate principal amount of units. Each unit may consist of a combination of any one or more of the securities being registered hereunder and may also include securities issued by the U.S. Treasury.